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                     October 4, 2022

       Patrick O'Donnell
       Interim Chief Financial Officer
       TreeHouse Foods, Inc.
       2021 Spring Road, Suite 600
       Oak Brook, IL 60523

                                                        Re: TreeHouse Foods,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-32504

       Dear Patrick O'Donnell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing